EXHIBIT 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS IMPROVED 2008 FIRST QUARTER
RESULTS VERSUS 2007 AND ANNOUNCES NEW GREEN ENERGY PROJECT
     NEW YORK, NY, May 5, 2008 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported improved 2008 first quarter results. Revenues and Operating EBITDA in the first quarter of 2008 increased to €179.1 million (U.S.$268.8 million) and €32.8 million (U.S.$49.4 million) from €169.5 million (U.S.$222.1 million) and €28.3 million (U.S.$37.1 million), respectively, in the first quarter of 2007, primarily because of higher prices and sales volumes, along with lower wood costs partially offset by a weaker U.S. dollar. Operating EBITDA is defined on page 4 of this press release and reconciled to net income from continuing operations on page 6 of the financial tables in this press release.
Summary Financial Highlights

	Q1	Q4	Q1
	2008	2007	2007
	(in millions of Euro, except where otherwise stated)
Revenues	€179.1	€167.1	€169.5
Operating income from continuing operations	18.6	22.7	14.5
Operating EBITDA	32.8	37.2	28.3
Unrealized gain (loss) on derivative instruments	(7.9)	1.4	(0.2)
Foreign exchange gain on debt	6.0	3.7	1.3
Net income	2.9	7.3	1.1
Net income per share
Basic	€0.08	€0.20	€0.03
Diluted	€0.08	€0.18	€0.03
Summary Operating Highlights

	Q1	Q4	Q1
	2008	2007	2007
Pulp Production (‘000 ADMTs)	360.9	370.1	347.3
Scheduled Production Downtime (‘000 ADMTs)	1.5	nil	nil
Pulp Sales (‘000 ADMTs)	348.2	322.9	329.1
NBSK pulp list price in Europe (US$/ADMT)	880	850	757
NBSK pulp list price in Europe (€/ADMT)	586	587	578
Average pulp sales realizations (€/ADMT)(1)	510	512	512
Average Spot Currency Exchange Rates:
€ / $(2)	0.6666	0.6901	0.7630
C$ / $(2)	1.0015	0.9818	1.1716
C$ / €(3)	1.5060	1.4230	1.5354

(1)	List price, less discounts and commissions.
(2)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(3)	Average Bank of Canada noon spot rate over the reporting period.
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President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “A U.S.$30 per ADMT increase in list prices in Europe in the current quarter was largely offset by a 3% weakening of the U.S. dollar versus the Euro compared to the prior quarter.” Mr. Lee added: “Fiber costs in Europe were lower over the prior year’s quarter because of increased availability from damage to forests from winter storms and production curtailments in the European board industry.” He continued: “As part of our continued focus on energy production and sales, we are pleased to announce that our Board has authorized management to proceed with a new energy project at our Celgar mill to increase its production of “green energy” and optimize its power generation capacity. It is designed to be a high return capital project with an estimated cost of approximately €35.0 million. This project will take about two years to complete and includes the installation of a second turbo generator with a design capacity of 48 MW and upgrades to the mill’s bark boiler and steam facilities. Upon completion, the project is expected to provide the mill with between approximately 25 to 30 megawatts of incremental power that should be available for sale on a continuous basis. The Company has ordered the generator, which has a delivery lead time of approximately 18 months and costs approximately €7.0 million.”
     Mr. Lee concluded: “In Europe, we currently expect to see continued downward pressure on fiber costs in the second and third quarters of 2008. Offsetting this is the slumping U.S. dollar, which negatively impacts both our revenues and operating margins. NBSK producers implemented a U.S.$20 price increase in April 2008 and we currently expect a further U.S.$20 price increase to be implemented in May 2008.
     While the state of the global economy has created some uncertainty, world chemical market pulp demand has increased in 2008 to date and NBSK pulp operating rates are around 97%. As a result, we currently believe that the strength of this demand, along with the near capacity operating rates, should provide a strong basis for further price improvements later in the year.”
Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007
     Revenues for the three months ended March 31, 2008 increased by 5.7% to €179.1 million from €169.5 million in the comparative period of 2007, primarily due to higher pulp list prices, in large part offset by a 13% weakening of the U.S. dollar versus the Euro. Although list prices for NBSK pulp in Europe were approximately U.S.$120 higher in the current quarter from the prior year quarter, because of the slumping U.S. dollar, in Euro terms, the increase was only €8.
     Pulp production was 360,881 ADMTs in the current quarter, compared to 347,256 in the same quarter of 2007 and 370,080 in the prior quarter. In the current quarter, all of our mills generally performed well and our Rosenthal mill had its highest first quarter production ever.
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     Pulp sales volume increased to 348,176 ADMTs in the first quarter of 2008 from 329,135 ADMTs in the comparative period of 2007. Average pulp sales realizations were €510 per ADMT in the first quarter of 2008 compared to €512 per ADMT in the first quarter of 2007, as higher prices were offset by the weakening of the U.S. dollar versus the Euro and the Canadian dollar.
     Our Celgar mill pulp inventories were about 50% higher in the current quarter from the comparative quarter of 2007, as we and other producers work through a shipment backlog resulting from congestion and slowdowns at the Port of Vancouver in late 2007 which delayed shipments to China. This inventory is generally already committed to customer orders but we do not record the sale until the pulp is loaded. We currently expect to work through such shipping backlog and have our Celgar pulp inventories returned to normalized levels over the next two quarters.
     Costs and expenses in the first quarter of 2008 increased to €160.5 million from €155.8 million in the comparative period of 2007, primarily due to higher production and sales volume.
     On average, our fiber costs decreased by approximately 6% in the first quarter of 2008 from the same period of 2007. Our fiber costs in Germany were lower because of increased availability resulting from damage to forests caused by storms in Germany and Austria in the quarter and lower fiber demand caused by production curtailments in the European board industry. Fiber costs at our Celgar mill were also lower in the current quarter from the prior period of 2007 because of various initiatives to increase fiber supply including incremental whole log chipping and woodroom optimization. However, the deterioration of the housing and lumber markets in North America has sharply reduced sawmilling activity and residual chip supply in western Canada. This is expected to put slight upward pressure on the fiber costs for our Celgar mill during the balance of 2008.
     During the first quarter of 2008, our raw material inventories were brought down to €29.0 million from €38.0 million at the end of 2007, as we drew down the large seasonal build up of fiber supply at our German mills following enhanced purchases of storm damaged wood in 2007.
     In the current quarter, we had no sales of emission allowances compared to €0.7 million in the prior year period. In the current quarter, sales of surplus energy were largely unchanged from the first quarter of 2007.
     For the first quarter of 2008, operating income from continuing operations increased by approximately 28% to €18.6 million from €14.5 million in the comparative quarter of 2007, primarily as a result of higher pulp prices and improved production.
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     Interest expense in the first quarter of 2008 decreased to €16.6 million from €20.1 million in the comparative quarter of 2007, primarily due to a lower level of borrowing and the absence of cross-currency swaps which were settled in the first quarter of 2007. During the current quarter, our Stendal mill made its scheduled repayment of €16.9 million of principal against its indebtedness.
     We recorded an unrealized loss of €7.9 million before minority interests on our interest rate derivatives at the end of the current quarter as a result of a decrease in long-term interest rates, compared to a gain of €6.6 million on our outstanding foreign currency and interest rate derivatives in the same quarter of last year, of which a €6.8 million gain was realized upon the settlement of foreign currency swaps. We recorded unrealized foreign exchange gains of €6.0 million and €1.3 million on our debt in the current and prior year quarters, respectively.
     In the first quarter of 2008, minority interest, representing the minority shareholder’s interest in the Stendal mill, was €3.2 million, compared to €1.0 million in the same quarter of last year.
     Operating EBITDA increased by 16% to €32.8 million in the first quarter of 2008 from €28.3 million in the first quarter of 2007. Operating EBITDA is defined as operating income (loss) from continuing operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income to Operating EBITDA, see page 6 of the financial tables included in this press release.
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     We reported net income from continuing operations for the first quarter of 2008 of €2.9 million, or €0.08 per basic and diluted share, as compared to net income from continuing operations of €1.1 million, or €0.03 per basic and diluted share in the first quarter of 2007.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Tuesday, May 6, 2008 at 10:00 AM EDT. Listeners can access the conference call live and archived through June 6, 2008, over the Internet through a link at the Company’s web site at http://www.mercerint.com/en/newsCurrent.cfm, or at http://www.videonewswire.com/event.asp?id=47803. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until May 13, 2008 at 11:59 p.m. (Eastern Daylight Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 44255548.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President	Financial Dynamics Investors: Eric Boyriven, Alexandra Tramont Media: Jordana Miller (212) 850-5600
(604) 684-1099

David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
-FINANCIAL TABLES FOLLOW-
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MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	€69,735	€84,848
Receivables	91,241	89,890
Note receivable, current portion	5,167	5,896
Inventories	97,181	103,610
Prepaid expenses and other	5,019	6,015

Total current assets	268,343	290,259

Long-Term Assets
Cash, restricted	33,000	33,000
Property, plant and equipment	903,402	933,258
Investments	72	96
Deferred note issuance and other costs	4,955	5,303
Deferred income tax	18,746	17,624
Note receivable, less current portion	3,536	3,977

	963,711	993,258

Total assets	€1,232,054	€1,283,517

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€74,331	€87,000
Pension and other post-retirement benefit obligations, current portion	438	493
Debt, current portion	35,042	34,023

Total current liabilities	109,811	121,516

Long-Term Liabilities
Debt, less current portion	773,972	815,832
Unrealized interest rate derivative losses	29,735	21,885
Pension and other post-retirement benefit obligations	17,310	19,983
Capital leases and other	10,754	8,999
Deferred income tax	20,971	18,640

	852,742	885,339

Total liabilities	962,553	1,006,855

SHAREHOLDERS’ EQUITY
Share capital	202,844	202,844
Additional paid-in capital	233	134
Retained earnings	40,288	37,419
Accumulated other comprehensive income	26,136	36,265

Total shareholders’ equity	269,501	276,662

Total liabilities and shareholders’ equity	€1,232,054	€1,283,517

(1)

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Revenues	€179,101	€169,531
Costs and expenses
Operating costs	139,441	133,846
Operating depreciation and amortization	14,121	13,729

	25,539	21,956
Selling, general and administrative expenses	6,896	8,206
(Sale) purchase of emission allowances	—	(727)

Operating income from continuing operations	18,643	14,477

Other income (expense)
Interest expense	(16,620)	(20,068)
Investment income	310	1,611
Foreign exchange gain on debt	6,031	1,254
Realized gain on derivative instruments	—	6,820
Unrealized loss on derivative instruments	(7,850)	(248)

Total other expense	(18,129)	(10,631)

Income before income taxes and minority interest from continuing operations	514	3,846
Income tax benefit (provision) — current	376	(349)
— deferred	(1,204)	(3,452)

(Loss) income before minority interest from continuing operations	(314)	45
Minority interest	3,183	1,048

Net income from continuing operations	2,869	1,093
Net loss from discontinued operations	—	(7)

Net income	2,869	1,086

Retained earnings, beginning of period	37,419	14,440

Retained earnings, end of period	€40,288	€15,526

Net income from continuing operations per share:
Basic and diluted	€0.08	€0.03

Net income per share:
Basic and diluted	€0.08	€0.03

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months ended March 31, 2008 and 2007, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	March 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€53,371	€16,364	€—	€69,735
Receivables	46,791	44,450	—	91,241
Note receivable, current portion	549	4,618	—	5,167
Inventories	64,619	32,562	—	97,181
Prepaid expenses and other	3,800	1,219	—	5,019

Total current assets	169,130	99,213	—	268,343
Cash, restricted	—	33,000	—	33,000
Property, plant and equipment	359,497	543,905	—	903,402
Other	5,024	3	—	5,027
Deferred income tax	10,072	8,674	—	18,746
Due from unrestricted group	58,942	—	(58,942)	—
Note receivable, less current portion	3,536	—	—	3,536

Total assets	€606,201	€684,795	€(58,942)	€1,232,054

LIABILITIES
Current
Accounts payable and accrued expenses	€42,487	€31,844	€—	€74,331
Pension and other post-retirement benefit obligations, current portion	438	—	—	438
Debt, current portion	—	35,042	—	35,042

Total current liabilities	42,925	66,885	—	109,811
Debt, less current portion	252,236	521,736	—	773,972
Due to restricted group	—	58,942	(58,942)	—
Unrealized derivative loss	—	29,735	—	29,735
Pension and other post-retirement benefit obligations	17,310	—	—	17,310
Capital leases and other	7,078	3,676	—	10,754
Deferred income tax	6,120	14,851	—	20,971

Total liabilities	325,669	695,826	(58,942)	962,553

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	280,532	(11,031)	—	269,501

Total liabilities and shareholders’ equity	€606,201	€684,795	€(58,942)	€1,232,054

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MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)

	December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€59,371	€25,477	€—	€84,848
Receivables	37,482	52,408	—	89,890
Note receivable, current portion	589	5,307	—	5,896
Inventories	63,444	40,166	—	103,610
Prepaid expenses and other	3,714	2,301	—	6,015

Total current assets	164,600	125,659	—	290,259
Cash, restricted	—	33,000	—	33,000
Property, plant and equipment	385,569	547,689	—	933,258
Other	5,399	—	—	5,399
Deferred income tax	10,852	6,772	—	17,624
Due from unrestricted group	57,457	—	(57,457)	—
Note receivable, less current portion	3,977	—	—	3,977

Total assets	€627,854	€713,120	€(57,457)	€1,283,517

LIABILITIES
Current
Accounts payable and accrued expenses	€43,621	€43,379	€—	€87,000
Pension and other post-retirement benefit obligations, current portion	493	—	—	493
Debt, current portion	—	34,023	—	34,023

Total current liabilities	44,114	77,402	—	121,516
Debt, less current portion	273,589	542,243	—	815,832
Due to restricted group	—	57,457	(57,457)	—
Unrealized derivative loss	—	21,885	—	21,885
Pension and other post-retirement benefit obligations	19,983	—	—	19,983
Capital leases and other	7,033	1,966	—	8,999
Deferred income tax	4,553	14,087	—	18,640

Total liabilities	349,272	715,040	(57,457)	1,006,855

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	278,582	(1,920)	—	276,662

Total liabilities and shareholders’ equity	€627,854	€713,120	€(57,457)	€1,283,517

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MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended March 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€101,102	€77,999	€—	€179,101

Operating costs	77,656	61,785	—	139,441
Operating depreciation and amortization	7,421	6,700	—	14,121
Selling, general and administrative expenses	3,744	3,152	—	6,896

	88,821	71,637	—	160,458

Operating income from continuing operations	12,281	6,362	—	18,643

Other income (expense)
Interest expense	(6,712)	(10,867)	959	(16,620)
Investment income (expense)	1,736	(467)	(959)	310
Foreign exchange gain (loss) on debt	6,627	(596)	—	6,031
Derivative financial instruments	—	(7,850)	—	(7,850)

Total other income (expense)	1,651	(19,780)	—	(18,129)

Income (loss) before income taxes and minority interest from continuing operations	13,932	(13,418)	—	514
Income tax benefit (provision)	(2,154)	1,326	—	(828)

Income (loss) before minority interest from continuing operations	11,778	(12,092)	—	(314)
Minority interest	—	3,183	—	3,183

Net income (loss)	€11,778	€(8,909)	€—	€2,869

	Three Months Ended March 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€99,933	€69,598	€—	€169,531

Operating costs	76,930	56,916	—	133,846
Operating depreciation and amortization	6,686	7,043	—	13,729
Selling, general and administrative expenses	4,545	3,661	—	8,206
(Sale) purchase of emission allowances	(264)	(463)	—	(727)

	87,897	67,157	—	155,054

Operating income from continuing operations	12,036	2,441	—	14,477

Other income (expense)
Interest expense	(7,458)	(13,525)	915	(20,068)
Investment income	1,305	1,221	(915)	1,611
Foreign exchange gain on debt	1,254	—	—	1,254
Derivative financial instruments, net	—	6,572	—	6,572

Total other expense	(4,899)	(5,732)	—	(10,631)

Income (loss) before income taxes and minority interest from continuing operations	7,137	(3,291)	—	3,846
Income tax provision	(2,738)	(1,063)	—	(3,801)

Income (loss) before minority interest from continuing operations	4,399	(4,354)	—	45
Minority interest	—	1,048	—	1,048

Net income (loss) from continuing operations	4,399	(3,306)	—	1,093
Net loss from discontinued operations	—	(7)	—	(7)

Net income (loss)	€4,399	€(3,313)	€—	€1,086

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MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended
	March 31,
	2008	2007
	(in thousands)
Net income from continuing operations	€2,869	€1,093
Minority interest	(3,183)	(1,048)
Income taxes	828	3,801
Interest expense	16,620	20,068
Investment income	(310)	(1,611)
Unrealized foreign exchange gain on debt	(6,031)	(1,254)
Derivative financial instruments, net	7,850	(6,572)

Operating income from continuing operations	18,643	14,477
Add: Depreciation and amortization	14,192	13,792

Operating EBITDA	€32,835	€28,269

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended
	March 31,
	2008	2007
Restricted Group
Net income from continuing operations(1)	€11,778	€4,399
Income taxes	2,154	2,738
Interest expense	6,712	7,458
Investment income	(1,736)	(1,305)
Unrealized foreign exchange gain on debt	(6,627)	(1,254)

Operating income from continuing operations	12,281	12,036
Add: Depreciation and amortization	7,492	6,749

Operating EBITDA(2)	€19,773	€18,785

(1)	For the Restricted Group, net income (loss) from continuing operations and net income (loss) are the same.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
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